Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated January 10, 2013 (except for Notes 18 and 20, as to which the date is August 27, 2013, and Note 19, as to which the date is October 4, 2013) relating to the consolidated financial statements of Quiksilver, Inc. (the “Company”), appearing in the Prospectus, which is part of this Registration Statement, and to the incorporation by reference of our report dated January 10, 2013 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quiksilver, Inc. for the year ended October 31, 2012.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 4, 2013